UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	July 18, 2007

PRICE COMMUNICATIONS CORPORATION
(Exact name of registrant as specified in its charter)

New York	1-8309	13-2991700
(State of other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

45 Rockefeller Plaza
New York, New York 10020
(Address of principal executive offices)(Zip code)

(212) 757-5600
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. Other Events.

As previously disclosed, on August 15, 2002, Price Communications Corporation, a New York corporation (the “Company”), contributed substantially all of the assets of its subsidiary, Price Communications Wireless, Inc. (“PCW”), together with approximately $149.0 million in cash, to Verizon Wireless of the East LP (the “Verizon Partnership”). In return, PCW received a non-transferable preferred limited partnership interest in the Verizon Partnership. On August 11, 2006, all of the subsidiaries of the Company, including PCW, were dissolved and, in connection with PCW’s plan of liquidation, the assets of PCW, including the preferred limited partnership interest in the Verizon Partnership, were transferred to the Company.  On August 15, 2006, pursuant to an exchange agreement, dated December 18, 2001 (the “Exchange Agreement”) with, among others, the Verizon Partnership and Verizon Communications Inc. (“Verizon”), the Company exchanged its preferred limited partnership interest in the Verizon Partnership for the common stock of Verizon (the “Verizon Stock”). Following the exchange, the Company had no operating assets; its primary assets were cash, marketable securities and the Verizon Stock.

On March 22, 2006, a special meeting of the Board of Directors (the “Board”) of the Company took place, at which time the Board unanimously approved the distribution of the Verizon Stock to the shareholders of the Company (the “Shareholders”) and the dissolution of the Company prior to August 8, 2007 (the “Plan”). On July 25, 2006, the Plan was submitted to the Shareholders for their approval, which was met by the requisite vote of the Shareholders. The Board subsequently approved the establishment of a liquidating trust (the “Liquidating Trust”) that would pay and discharge all debts, liabilities and obligations of the Company.

On March 12, 2007, the Company filed a certificate of dissolution with the Secretary of State of the State of New York (which was effective upon filing) to terminate its legal existence.

In accordance with the Plan, the Company will enter into a liquidating trust agreement (the “Liquidating Trust Agreement”), effective on or about August 8, 2007, for the purpose of winding up the Company’s affairs and liquidating the Company’s assets. On or about August 8, 2007, the Company will distribute to the Shareholders all of the Company’s remaining cash and the Verizon Stock the Company received in the transaction with Verizon, less approximately $28.0 million in cash (which amount was determined by the Board and may be increased or decreased by the Board prior to the distribution) to be deposited in the Liquidating Trust and applied to or reserved for actual or contingent liabilities of the Company.

The close of business on August 7, 2007 will be the record date (the “Record Date”) for the distribution to the Shareholders of the Verizon Stock, the remaining cash and other assets of the Company (other than that which will be deposited in the Liquidating Trust), and for distributions to the Shareholders of any assets to be deposited in the Liquidating Trust that may at one or more later dates be distributed to the Shareholders. A Shareholder who sells its shares on or prior to the close of business on August 7, 2007 will not be entitled to receive these distributions. The Record Date will be the last day of trading the common stock of the Company over the counter on the pink sheets and the Company’s share transfer books will be closed and share transfers will be discontinued as of the close of business on such date.

ITEM 9.01. Financial Statements and Exhibits

(c)	Exhibits:

Exhibit 99.1  Press Release of the Company, dated July 18, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PRICE COMMUNICATIONS CORPORATION
(Registrant)

July 18, 2007	/s/ Kim I. Pressman
Date	Kim I. Pressman Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit

99.1	Press release issued July 18, 2007.